Exhibit 99.1

Contacts:

Maxim Pharmaceuticals	FischerHealth|PorterNovelli Life Sciences
Larry G. Stambaugh	Aline Schimmel
Chairman and Chief Executive Officer	(212) 601-8278

John D. Prunty
Chief Financial Officer

(858) 453-4040

STOCKHOLDERS OF MAXIM PHARMACEUTICALS
APPROVE MERGER PROPOSAL

SAN DIEGO, Calif., December 21, 2005 — Maxim Pharmaceuticals, Inc. (NASDAQ NM: MAXM, SSE: MAXM) announced today that the proposal to approve and adopt the Agreement and Plan of Merger, between EpiCept Corporation and Maxim and to approve the merger was approved by the holders of a majority of the outstanding shares of Maxim at its Special Meeting of Stockholders.   EpiCept’s stockholders had previously voted to approve the merger agreement and the issuance of the EpiCept common stock to Maxim’s stockholders in the merger.  Maxim expects to close the merger transaction in January 2006.

The new company, to be called EpiCept Corporation, combines a late stage product portfolio of commercially promising pain therapies, a planned cancer product registration filing in Europe for Maxim’s Ceplene product candidate and an early stage discovery program for apoptosis inducers and inhibitors designed to address unmet medical needs in the areas of oncology and degenerative diseases.

Upon the closing of the merger, Maxim will become a wholly owned subsidiary of EpiCept.  EpiCept will issue shares of its common stock to Maxim stockholders in exchange for all of the outstanding shares of Maxim.  Maxim anticipates that concurrent with the closing of the merger, EpiCept’s shares will be listed for trading on the Nasdaq National Market and on the Stockholmsbörsen AB under the symbol “EPCT.”  EpiCept has applied for listing on the Nasdaq National Market and the Stockholmsbörsen AB and, in order to be listed, will be required to meet the initial listing requirements established by those regulatory bodies.  At the closing of the merger, Maxim will be delisted from the Nasdaq National Market and the Stockholmsbörsen AB.

The merger will result in EpiCept stockholders holding approximately 72%, and former Maxim stockholders holding approximately 28%, of the outstanding shares of EpiCept’s common stock.  The merger is intended to qualify as tax free for U.S. Federal income tax purposes as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

Maxim Overview

Maxim is a biopharmaceutical company dedicated to developing innovative cancer therapeutics.  Maxim has completed one Phase 3 clinical trial of Ceplene™ plus Interleukin-2 combination therapy as a remission maintenance therapy for patients with acute myeloid leukemia.  Maxim is also engaged in the discovery and development of small-molecule apoptosis inducers and inhibitors to treat a wide range of disorders, including cancers and degenerative diseases.  Using its proprietary high-throughput screening technology and its chemical genetics approach several lead compounds have been identified.  Current efforts continue toward the development of these compounds either internally or through strategic collaborative arrangements.

Ceplene and the apoptosis compounds are investigational drugs and have not been approved by the U.S. Food and Drug Administration or any international regulatory agency.

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the proposed transaction with EpiCept, the efficacy, safety and intended utilization of Ceplene, the oral histamine formulation, and the apoptosis inducers, and the conduct and results of future clinical trials, and plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Such statements are only predictions and Maxim’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause actual results to differ materially include the risk that Maxim and EpiCept may not be able to complete the proposed transaction, the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale or later clinical trials, the risk that Maxim will not obtain approval to market its products, and the risks associated with Maxim’s reliance on outside financing to meet its capital requirements and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates.  These factors and others are more fully discussed in Maxim’s periodic reports and other filings with the Securities and Exchange Commission.

Note:  The Maxim logo is a trademark of Maxim.

Editor’s Note:  This release is also available on the Internet at http://www.maxim.com.

##